Exhibit 99.1

PRESS RELEASE

For further information, contact:

David W. Pijor, Chairman and Chief Executive Officer

Phone: (703) 436-3802

Email: dpijor@fvcbank.com

Patricia A. Ferrick, President

Phone: (703) 436-3822

Email: pferrick@fvcbank.com

FOR IMMEDIATE RELEASE – April 23, 2020

FVCBankcorp, Inc. Announces

First Quarter 2020 Earnings

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ:FVCB) (the “Company”) today reported first quarter 2020 net income of $3.7 million, or $0.26 diluted earnings per share, compared to $3.9 million, or $0.27 diluted earnings per share, for the quarterly period ended March 31, 2019, primarily as a result of increased provision for loan losses recorded during the first quarter of 2020. Net revenues, which includes net interest income plus noninterest income, for the three months ended March 31, 2020 was $12.9 million, an increase of $402 thousand, from $12.5 million for the year ago quarter ended March 31, 2019.

Return on average assets was 0.96% and return on average equity was 8.29% for the first quarter of 2020. For the comparable quarterly March 31, 2019 period, return on average assets was 1.16% and return on average equity was 9.74%.

First Quarter Selected Highlights

•	Improved Credit Quality Metrics. During the first quarter of 2020, watchlist credits decreased from $31.3 million at December 31, 2019 to $13.6 million, a decrease of $17.7 million, or 56%, as a result of aggressive management of watchlist credits and loan payoffs. Nonperforming loans and loans past due 90 days or more and still accruing were 0.56% of total assets at March 31, 2020, compared to 0.70% at December 31, 2019.
•	Continued Growth in Loan Portfolio. Total loans, net of fees, totaled $1.28 billion at March 31, 2020, an increase of $11.6 million, from December 31, 2019. Loan growth for the first quarter of 2020 was constrained by the aforementioned watchlist credit payoffs. Year-over-year loan growth was $103.2 million, or 9%, from March 31, 2019 to March 31, 2020.
•	Strong Core Deposit Growth. Core deposits, which excludes wholesale deposits, increased $33.8 million, to $1.22 billion at March 31, 2020, or 11% annualized, from December 31, 2019. Noninterest-bearing deposits represent 24% of the core deposit base at March 31, 2020.
•	Increased Net Interest Income and Margin. Net interest income increased $447 thousand to $12.2 million for the first quarter of 2020, compared to $11.8 million for the same 2019 period. Net interest margin was 3.37% for the quarter ended March 31, 2020, compared to 3.65% for the year ago quarter of 2019, impacted by the decreases in the targeted fed funds rate of 225 basis points over the past 12 months. On a linked quarter basis, net interest margin has increased from 3.28% for the fourth quarter of 2019. Improvement in net interest margin from the linked quarter was primarily a result of a decrease in the cost of funds by 12 basis points from the prior quarter.
•	Increased Provision for Loan Losses. As a result of the current economic conditions related to COVID-19, the Company recorded a provision for loan losses of $1.1 million during the first quarter of 2020. Given the uncertainty of the impact of the COVID-19 pandemic to our customers at this stage of the crisis, the Company will continue to monitor conditions and may increase the provision expense during the balance of 2020 as conditions warrant.

•	Share Repurchase Program. During the quarter ended March 31, 2020, the Company repurchased and cancelled a total of 487,531 shares of common stock at an average price of $14.90. The Company has suspended stock repurchases at this time.
•	Well-Capitalized Bank. The capital ratios at the Company’s subsidiary bank, FVCbank, remain well-capitalized at March 31, 2020 with a Tier 1 Leverage Ratio of 12.06%; a Common Equity Tier 1 Ratio of 12.75%; and a Total Risk-Based Capital Ratio of 13.52%.
•	Improved Efficiency Ratio. Efficiency ratio for the three months ended March 31, 2020 was 55.9%, an improvement from 59.0% for the quarter ended December 31, 2019.

“We began 2020 well positioned for growth with strong loan and deposit pipelines. We were able to execute on those expected originations until the economy was disrupted by the global health crisis. In mid-March, we began reaching out to our customers assisting them with loan payment deferrals and continued these efforts by participating in the Paycheck Protection Program (“PPP”) launched by the U.S. Treasury and Small Business Administration. To date, we have originated almost 400 PPP loans for approximately $132 million. We continue to assist existing and new customers as we navigate through these unprecedented times,” stated David W. Pijor, Chairman and CEO.

COVID-19 Pandemic Impact to Loan Portfolio

The Company has evaluated its exposure to credit risks directly related to the COVID-19 pandemic and has identified the following subgroups of industry segments most impacted by the pandemic as of March 31, 2020:

		March 31, 2020
Industry Segments by Subgroup	Number of	Outstanding	Percent of Total
(Dollars in thousands)	Loans	Loan Balance	Loan Portfolio
Retail Subgroup	39	$84,801	6.59%
Hotels	11	54,873	4.26%
Churches	25	47,092	3.66%
Other Commercial Real Estate	23	29,418	2.29%
	98	$216,185	16.79%

The Company is closely monitoring the effects of the pandemic on its loan and deposit customers and is focused on assessing risks within the loan portfolio and working with customers to minimize losses. During its assessment of the allowance for loan losses, the Company addressed the credit risks associated with these subgroups of industry segments.

The Company has implemented loan payment deferral programs to allow customers who were required to close or reduce business operations to defer loan principal and interest payments for generally up to 90 days. As of April 16, 2020, loan payment deferrals on loans totaling $83.6 million have been recorded.

The Company believes that as a result of its focused and deliberate underwriting discipline since its inception in addition to the active dialogue the Company has with its borrowers, the Company has the ability and necessary flexibility to assist its customers through this pandemic.

Balance Sheet

Total assets increased to $1.60 billion at March 31, 2020 compared to $1.54 billion at December 31, 2019, an increase of $65.5 million, or 4%. Loans receivable, net of deferred fees, totaled $1.28 billion at March 31, 2020, compared to $1.27 billion at December 31, 2019, an increase of $11.6 million, or 1%. During the first quarter of 2020, loan originations totaled approximately $94.3 million, of which $65.8 million funded during the quarter. Loans held for sale totaled $9.6 million at March 31, 2020, compared to $11.2 million at December 31, 2019.

Investment securities decreased $14.6 million to $127.0 million at March 31, 2020, compared to $141.6 million at December 31, 2019. During the three months ended March 31, 2020, the Company sold $10.1 million in mortgage-backed securities available-for-sale, recording gains of $97 thousand. These securities were sold as they had larger premiums susceptible to prepayment risk, decreasing future interest income.

Total deposits increased to $1.34 billion at March 31, 2020 compared to $1.29 billion at December 31, 2019, an increase of $58.3 million, or 5%. Core deposits, which represent total deposits less wholesale deposits, increased $33.8 million, or 3%, to $1.22 billion at March 31, 2020 compared to $1.19 billion at December 31, 2019. Wholesale deposits totaled $124.5 million, or 9% of total deposits at March 31, 2020, an increase of $24.5 million from December 31, 2019. Noninterest-bearing deposits decreased $18.4 million to $287.8 million at March 31, 2020 from $306.2 million at December 31, 2019, and represented 21% of total deposits, or 24% of core deposits, at March 31, 2020.

Income Statement

Net income for the three months ended March 31, 2020 was $3.7 million, compared to $3.9 million for the same period of 2019, and $3.7 million for the quarter ended December 31, 2019.

Net interest income totaled $12.2 million, an increase of $447 thousand, for the quarter ended March 31, 2020, compared to the year ago quarter, and increased by $375 thousand, or 3%, compared to the fourth quarter of 2019, a result of decreased cost of funds. The impact to interest income from the accretion of loan marks on acquired loans was $163 thousand and $115 thousand for the three months ended March 31, 2020 and 2019, respectively. In addition, net interest income for the three months ended March 31, 2020 benefited from $181 thousand in prepayment penalties and payoff of loans previously on nonaccrual, compared to $16 thousand in prepayment penalties for the three months ended March 31, 2019.

The Company’s net interest margin decreased 28 basis points to 3.37% for the quarter ended March 31, 2020 compared to 3.65% for the quarter ended March 31, 2019. On a linked quarter basis, net interest margin increased 9 basis points from 3.28% for the three months ended December 31, 2019.

For the three months ended March 31, 2020, the effective yield on average earning assets decreased 24 basis points to 4.65% compared to the first quarter of 2019, a result of the current low interest rate environment. The cost of average interest-bearing liabilities increased 4 basis points for the three months ended March 31, 2020 compared to the same period of 2019. The cost of interest-bearing liabilities decreased 12 basis points to 1.83% for the first quarter of 2020, compared to 1.95% for the fourth quarter of 2019. The cost of deposits, which includes noninterest-bearing deposits, decreased 11 basis point to 1.30% for the first quarter of 2020 as compared to 1.41% for the fourth quarter of 2019.

Noninterest income totaled $693 thousand and $738 thousand for the quarters ended March 31, 2020 and 2019, respectively. Fee income from loans was $396 thousand, an increase of $49 thousand, for the quarter ended March 31, 2020 compared to 2019, primarily a result of a slight increase in loan swap fee income. Service charges on deposit accounts and other fee income totaled $368 thousand for the first quarter of 2020, an increase of 29%, or $82 thousand, from the year ago quarter. This increase in deposit fee income resulted from the increase in core deposit relationships year over year. Income from bank-owned life insurance increased $178 thousand to $283 thousand for the three months ended March 31, 2020 compared to $105 thousand for the same period of 2019, primarily as a result of purchasing additional policies during 2019.

During the three months ended March 31, 2020, the Company recorded gains on sales of investment securities available-for-sale totaling $97 thousand, compared to none for the same period of 2019. The loss on the loans held for sale portfolio recorded during the three months ended March 31, 2020 was $451 thousand, compared to none recorded for the comparable 2019 period. The Company classified its consumer unsecured portfolio as held for sale during the fourth quarter of 2019 and, as a result of current market conditions, the market for these types of loans receded during the first quarter.

Noninterest expense totaled $7.2 million for the quarter ended March 31, 2020, compared to $6.9 million for the same three-month period of 2019. On a linked quarter basis, noninterest expense decreased $125 thousand from the three months ended December 31, 2019. During the first quarter of 2020, the Company made efforts to maintain or reduce certain expenses where possible resulting in only a 4% increase in noninterest expense year-over-year, and a 2% decrease on a linked quarter basis.

The efficiency ratio for the quarter ended March 31, 2020 was 55.9%, an increase from 55.2% for the year ago quarter and a decrease from 59.0% for the three months ended December 31, 2019.

The Company recorded a provision for income taxes of $896 thousand for the three months ended March 31, 2020, compared to $1.2 million for the same period of 2019. The effective tax rates for the three months ended March 31, 2020 and 2019 were 19.4% and 22.8%, respectively. The effective tax rate for the three months ended March 31, 2020 is less than the Company’s combined federal and state statutory rate of 22% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options during 2020.

Asset Quality

The Company recorded a provision for loan losses of $1.1 million for the three months ended March 31, 2020, compared to $515 thousand for the year ago quarter. The increase in the provision for loan losses for the three months ended March 31, 2020 is primarily related to growth in the loan portfolio and increases in qualitative factors related to the economic uncertainties caused by the COVID-19 pandemic. The Company is not required to implement the provisions of the current expected credit losses accounting standard until January 1, 2023, and is continuing to account for the allowance for loans losses under the incurred loss model.

The allowance for loan losses to total loans was 0.88% at March 31, 2020, compared to 0.81% for the period ended December 31, 2019. The allowance for loan losses on the Company’s originated loan portfolio, excluding the credit mark on acquired loans, was 0.95% at March 31, 2020. Net charge-offs of $71 thousand were recorded during the first quarter of 2020 which were primarily related to the payoff of one of the Company’s nonaccrual loans during the quarter.

Nonperforming loans and loans ninety days or more past due at March 31, 2020 totaled $8.9 million, or 0.56% of total assets, of which $786 thousand related to acquired loans net of their credit marks. This compares to $10.7 million in nonperforming loans and loans ninety days or more past due at December 31, 2019, or 0.70% of total assets. All of the Company’s nonperforming loans are secured and have specific reserves totaling $387 thousand, representing the expected losses associated with those loans. The Company has no troubled debt restructurings at March 31, 2020. Nonperforming assets (including other real estate owned) to total assets was 0.80% at March 31, 2020 compared to 0.95% for December 31, 2019.

Capital Management

On February 4, 2020, the Company’s Board of Directors approved the adoption of a share repurchase program pursuant to which the Company may purchase up to 1,112,165 shares of the Company’s issued and outstanding shares of common stock, or approximately 8% of outstanding shares as of December 31, 2019. For the three months ended March 31, 2020, the Company repurchased and cancelled a total of 487,531 shares of common stock at an average price of $14.90. Due to the uncertainty related to the potential economic impact of the COVID-19 pandemic, the Company has temporarily suspended stock repurchases. The Company continues to be well-capitalized at March 31, 2020.

About FVCBankcorp, Inc.

FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $1.60 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington D.C., metropolitan areas. Locally owned and managed, FVCbank is based in Fairfax, Virginia, and has 11 full-service offices in Arlington, Ashburn, Fairfax, Manassas, Reston and Springfield, Virginia, Washington D.C., and Baltimore, Bethesda, Rockville and Silver Spring, Maryland.

For more information on the Company’s selected financial information, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Caution about Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to, the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in other periodic and current reports filed with the Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

###

FVCBankcorp, Inc.

Selected Financial Data

(Dollars in thousands, except share data and per share data)

(Unaudited)

	For the Quarters Ended
	3/31/2020	12/31/2019	3/31/2019
Selected Balances
Total assets	$1,602,611	$1,537,295	$1,419,763
Total investment securities	133,586	147,606	144,865
Loans held for sale	9,640	11,198	--
Total loans, net of deferred fees	1,282,142	1,270,526	1,178,941
Allowance for loan losses	(11,226)	(10,231)	(9,512)
Total deposits	1,344,044	1,285,722	1,212,695
Subordinated debt	24,507	24,487	24,427
Other borrowings	25,000	25,000	--
Total stockholders’ equity	177,688	179,078	163,993
Summary Results of Operations
Interest income	$16,931	$16,777	$15,960
Interest expense	4,720	4,941	4,196
Net interest income	12,211	11,836	11,764
Provision for loan losses	1,066	465	515
Net interest income after provision for loan losses	11,145	11,371	11,249
Noninterest income - loan fees, service charges and other	764	485	633
Noninterest income - bank owned life insurance	283	249	105
Noninterest income - gain on sales of securities available-for-sale	97	--	--
Noninterest income - loss on loans held for sale	(451)	(145)	--
Noninterest expense	7,209	7,334	6,904
Income before taxes	4,629	4,626	5,083
Income tax expense	896	902	1,157
Net income	3,733	3,724	3,926
Per Share Data
Net income, basic	$0.27	$0.27	$0.29
Net income, diluted	$0.26	$0.25	$0.27
Book value	$13.21	$12.88	$11.92
Tangible book value (4)	$12.57	$12.26	$11.32
Shares outstanding	13,451,678	13,902,067	13,755,249
Selected Ratios
Net interest margin (2)	3.37%	3.28%	3.65%
Return on average assets (2)	0.96%	0.98%	1.16%
Return on average equity (2)	8.29%	8.39%	9.74%
Efficiency (1)	55.87%	59.03%	55.22%
Loans, net of deferred fees to total deposits	95.39%	98.82%	97.22%
Noninterest-bearing deposits to total deposits	21.41%	23.82%	20.92%
Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP) (3)
Net income (from above)	$3,733	$3,724	$3,926
Subtract: (Gains) on sales of securities available-for-sale	(97)	--	--
Less: provision for income taxes associated with non-GAAP adjustments	20	-	(15)
Net income, as adjusted	$3,656	$3,724	$3,911
Net income, diluted, on an operating basis	$0.25	$0.25	$0.27
Return on average assets (non-GAAP operating earnings)	0.94%	0.98%	1.17%
Return on average equity (non-GAAP operating earnings)	8.12%	8.39%	9.86%
Efficiency ratio (non-GAAP operating earnings) (1)	56.29%	58.35%	54.69%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	10.61%	11.15%	11.03%
Total capital (to risk weighted assets)	13.52%	13.43%	13.48%
Common equity tier 1 capital (to risk weighted assets)	12.75%	12.72%	12.76%
Tier 1 capital (to risk weighted assets)	12.75%	12.72%	12.76%
Tier 1 leverage (to average assets)	12.06%	12.15%	12.56%
Asset Quality
Nonperforming loans and loans 90+ past due	$8,896	$10,725	$3,791
Performing troubled debt restructurings (TDRs)	--	--	4,092
Other real estate owned	3,866	3,866	3,866
Nonperforming loans and loans 90+ past due to total assets (excl. TDRs)	0.56%	0.70%	0.27%
Nonperforming assets to total assets	0.80%	0.95%	0.54%
Nonperforming assets (including TDRs) to total assets	0.80%	0.95%	0.83%
Allowance for loan losses to loans	0.88%	0.81%	0.81%
Allowance for loan losses to nonperforming loans	126.19%	95.39%	250.91%
Net charge-offs	$71	$303	$162
Net charge-offs to average loans (2)	0.02%	0.10%	0.06%
Selected Average Balances
Total assets	$1,550,958	$1,514,124	$1,354,814
Total earning assets	1,458,308	1,430,397	1,307,278
Total loans, net of deferred fees	1,281,969	1,234,183	1,137,948
Total deposits	1,280,693	1,270,821	1,148,646
Other Data
Noninterest-bearing deposits	$287,801	$306,235	$253,723
Interest-bearing checking, savings and money market	581,005	525,138	546,067
Time deposits	350,712	354,362	297,469
Wholesale deposits	124,526	99,987	115,436

(1) Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income. On a non-GAAP operating basis, the Company excludes gains (losses) on sales of investment securities.
(2) Annualized.
(3) Some of the financial measures discussed throughout the press release are "non-GAAP financial measures." In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our statements of income, balance sheets or statements of cash flows.

(4) Non-GAAP Reconciliation	For the Quarters Ended
(Dollars in thousands, except per share data)	3/31/2020	12/31/2019	3/31/2019
Total stockholders’ equity	$177,688	$179,078	$163,993
Less: goodwill and intangibles, net	(8,612)	(8,689)	(8,342)
Tangible Common Equity	$169,076	$170,389	$155,651

Book value per common share	$13.21	$12.88	$11.92
Less: intangible book value per common share	(0.64)	(0.62)	(0.60)
Tangible book value per common share	$12.57	$12.26	$11.32

FVCBankcorp, Inc.

Summary Consolidated Statements of Condition

(Dollars in thousands)

(Unaudited)

			% Change		% Change
			Current		From
	3/31/2020	12/31/2019	Quarter	3/31/2019	Year Ago
Cash and due from banks	$23,158	$14,916	55.3%	$13,404	72.8%

Interest-bearing deposits at other financial institutions	62,402	18,226	242.4%	30,359	105.5%
Investment securities	126,978	141,589	-10.3%	139,474	-9.0%
Restricted stock, at cost	6,608	6,017	9.8%	5,391	22.6%
Loans held for sale, at fair value	9,640	11,198	-13.9%	--	100.0%
Loans, net of fees:
Commercial real estate	839,091	819,802	2.4%	693,439	21.0%
Commercial and industrial	106,302	114,924	-7.5%	137,869	-22.9%
Commercial construction	220,798	214,949	2.7%	187,760	17.6%
Consumer residential	105,653	109,560	-3.6%	132,638	-20.3%
Consumer nonresidential	10,298	11,291	-8.8%	27,235	-62.2%
Total loans, net of fees	1,282,142	1,270,526	0.9%	1,178,941	8.8%
Allowance for loan losses	(11,226)	(10,231)	9.7%	(9,512)	18.0%
Loans, net	1,270,916	1,260,295	0.8%	1,169,429	8.7%

Premises and equipment, net	2,090	2,084	0.3%	2,218	-5.8%
Goodwill and intangibles, net	8,612	8,689	-0.9%	8,342	3.2%
Bank owned life insurance (BOLI)	37,352	37,069	0.8%	16,511	126.2%
Other real estate owned	3,866	3,866	0.0%	3,866	0.0%
Other assets	50,989	33,346	52.9%	30,769	65.7%

Total Assets	$1,602,611	$1,537,295	4.2%	$1,419,763	12.9%

Deposits:
Noninterest-bearing	$287,801	$306,235	-6.0%	$253,723	13.4%
Interest-bearing checking	309,458	302,755	2.2%	284,150	8.9%
Savings and money market	271,547	222,383	22.1%	261,917	3.7%
Time deposits	350,712	354,362	-1.0%	297,469	17.9%
Wholesale deposits	124,526	99,987	24.5%	115,436	7.9%
Total deposits	1,344,044	1,285,722	4.5%	1,212,695	10.8%

Other borrowed funds	25,000	25,000	0.0%	--	100.0%
Subordinated notes, net of issuance costs	24,507	24,487	0.1%	24,427	0.3%
Other liabilities	31,372	23,008	36.4%	18,648	68.2%

Stockholders’ equity	177,688	179,078	-0.8%	163,993	8.4%

Total Liabilities & Stockholders'
Equity	$1,602,611	$1,537,295	4.2%	$1,419,763	12.9%

FVCBankcorp, Inc.

Summary Consolidated Income Statements

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	3/31/2020	12/31/2019	Quarter	3/31/2019	Year Ago
Net interest income	$12,211	$11,836	3.2%	$11,764	3.8%
Provision for loan losses	1,066	465	129.2%	515	107.0%
Net interest income after provision for loan losses	11,145	11,371	-2.0%	11,249	-0.9%

Noninterest income:
Fees on Loans	396	81	388.9%	347	14.1%
Service charges on deposit accounts	239	239	0.0%	182	31.3%
Gain on sale of securities available-for-sale	97	--	100.0%	--	100.0%
Loss on loans held for sale	(451)	(145)	211.0%	--	-100.0%
BOLI income	283	249	13.7%	105	169.5%
Other fee income	129	165	-21.8%	104	24.0%
Total noninterest income	693	589	17.7%	738	-6.1%

Noninterest expense:
Salaries and employee benefits	4,028	4,514	-10.8%	3,938	2.3%
Occupancy and equipment expense	855	818	4.5%	827	3.4%
Data processing and network administration	434	442	-1.8%	439	-1.1%
State franchise taxes	466	424	9.9%	422	10.4%
Professional fees	225	192	17.2%	130	73.1%
Merger and acquisition expense	--	--	0.0%	67	-100.0%
Other operating expense	1,201	944	27.2%	1,081	11.1%
Total noninterest expense	7,209	7,334	-1.7%	6,904	4.4%
Net income before income taxes	4,629	4,626	0.1%	5,083	-8.9%
Income tax expense	896	902	-0.7%	1,157	-22.6%
Net Income	$3,733	$3,724	0.2%	$3,926	-4.9%

Earnings per share - basic	$0.27	$0.27	1.2%	$0.29	-5.1%
Earnings per share - diluted	$0.26	$0.25	1.9%	$0.27	-3.7%
Weighted-average common shares outstanding - basic	13,751,768	13,878,806		13,724,232
Weighted-average common shares outstanding - diluted	14,595,447	14,837,120		14,779,955

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
GAAP net income reported above	$3,733	$3,724		$3,926
Add: Merger and acquisition expense above	--	--		67
Subtract: Gain on sales of securities available-for-sale	(97)	--		--
Subtract: provision for income taxes associated with non-GAAP adjustments	20	-		(15)
Net Income, excluding above merger and acquisition charges	$3,656	$3,724		$3,978
Earnings per share - basic (excluding Non-GAAP items)	$0.27	$0.27		$0.29
Earnings per share - diluted (excluding Non-GAAP items)	$0.25	$0.25		$0.27

Return on average assets (non-GAAP operating earnings)	0.94%	0.98%		1.17%
Return on average equity (non-GAAP operating earnings)	8.12%	8.39%		9.86%
Efficiency ratio (non-GAAP operating earnings)	56.29%	58.35%		54.69%

FVCBankcorp, Inc.

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	3/31/2020		12/31/2019		3/31/2019
	Average	Average	Average	Average	Average	Average
	Balance	Yield	Balance	Yield	Balance	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$832,545	4.77%	$765,237	4.80%	$679,268	4.72%
Commercial and industrial	110,186	5.70%	111,753	5.95%	134,803	6.63%
Commercial construction	220,104	5.09%	217,318	5.38%	158,880	5.73%
Consumer residential	108,454	4.53%	116,013	4.73%	133,939	5.26%
Consumer nonresidential	10,680	4.81%	23,862	7.29%	31,058	7.58%
Total loans	1,281,969	4.88%	1,234,183	5.05%	1,137,948	5.23%

Investment securities (2)(3)	143,634	2.70%	145,730	2.70%	144,109	2.72%
Loans held for sale, at fair value	10,492	8.99%	--	0.0%	--	0.0%
Interest-bearing deposits at other financial institutions	22,213	1.48%	50,484	1.74%	25,221	1.95%
Total interest-earning assets	1,458,308	4.65%	1,430,397	4.69%	1,307,278	4.89%

Non-interest earning assets:
Cash and due from banks	13,431		10,727		5,807
Premises and equipment, net	1,941		2,022		2,294
Accrued interest and other assets	87,560		80,989		48,489
Allowance for loan losses	(10,282)		(10,011)		(9,054)

Total Assets	$1,550,958		$1,514,124		$1,354,814

Interest-bearing liabilities:
Interest checking	$273,976	1.29%	$317,552	1.50%	$296,010	1.27%
Savings and money market	227,497	1.12%	241,912	1.35%	235,926	1.46%
Time deposits	353,809	2.35%	339,054	2.44%	307,780	1.93%
Wholesale deposits	121,047	1.92%	68,787	2.31%	74,781	2.42%
Total interest-bearing deposits	976,329	1.72%	967,305	1.84%	914,497	1.66%

Other borrowed funds	39,141	1.53%	15,926	1.77%	9,302	2.68%
Subordinated notes, net of issuance costs	24,494	6.49%	24,474	6.40%	24,414	6.56%
Total interest-bearing liabilities	1,039,964	1.83%	1,007,705	1.95%	948,213	1.79%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	304,364		303,516		234,149
Other liabilities	26,476		25,323		11,170

Stockholders’ equity	180,154		177,580		161,282

Total Liabilities and Stockholders' Equity	$1,550,958		$1,514,124		$1,354,814

Net Interest Margin		3.37%		3.28%		3.65%

(1)          Non-accrual loans are included in average balances.

(2)          The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 21% .

(3)          The average balances for investment securities includes restricted stock.